NEWS RELEASE
FOR IMMEDIATE RELEASE
April 29, 2021
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS SECOND QUARTER FISCAL YEAR 2021 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended March 31, 2021. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which will be filed with the Securities and Exchange Commission ("SEC") on or about May 10, 2021 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:
•net income of $20.4 million;
•basic and diluted earnings per share of $0.15;
•net interest margin of 1.88%;
•annualized deposit growth of approximately 15%;
•paid dividends of $11.5 million, or $0.085 per share; and
•on April 20, 2021, announced a cash dividend of $0.085 per share, payable on May 21, 2021 to stockholders of record as of the close of business on May 7, 2021.

During the current quarter, the Bank completed three unique transactions that impacted operating results:
•Sold Visa Class B shares for a gain of $7.4 million.
•Terminated $200.0 million of fixed-pay swaps with an average cost at the time of termination of 2.62% and realized a loss of $4.8 million. The estimated earn-back period of the loss is approximately 15 months.
•Wrote down the value of a branch we intend to sell by $1.2 million.
For the quarter ended March 31, 2021, the Bank also recorded a negative provision for credit losses of $3.0 million.

Since the onset of the Coronavirus Disease 2019 ("COVID-19") pandemic, the Bank has lowered its rates offered on all deposit products except retail checking and savings accounts. The impact of reducing rates offered on our certificate of deposit products has been to lower the cost of deposits as certificates of deposit reprice to a lower rate when they mature and as new accounts are opened. Additionally, certain borrowings were repaid or restructured over the past year using funds obtained through deposit growth, which reduced interest expense on borrowings. Over this time, we lowered rates for our loan products. In late February 2021, as market interest rates began to increase, we began to increase our offered loan rates in our market areas. Despite this recent increase, the yield on the loan portfolio will likely continue to decrease in the near term due to the high levels of prepayments, refinances and endorsements, but not at the same magnitude as the past year. With significant cash inflows realized due to investment securities being called and prepayments on loans and mortgage-backed securities ("MBS") over the past year and the current yields on reinvested funds into new securities being lower than existing portfolio yields, the yield on our investments has been reduced significantly.

Comparison of Operating Results for the Three Months Ended March 31, 2021 and December 31, 2020

For the quarter ended March 31, 2021, the Company recognized net income of $20.4 million, or $0.15 per share, compared to net income of $18.9 million, or $0.14 per share, for the quarter ended December 31, 2020. The increase was due primarily to an increase in non-interest income resulting mainly from the sale of VISA Class B shares, partially offset by an increase in non-interest expense due to the termination of $200.0 million of interest rate swaps. The net interest margin decreased four basis points, from 1.92% for the prior quarter to 1.88% for the current quarter. The decrease in the net interest margin was due mainly to a decrease in the loan portfolio and securities portfolio average yields, along with a change in asset mix as cash flows from the loan portfolio have been invested into lower yielding securities, partially offset by a decrease in the average cost of borrowings and deposits. Our net interest margin could continue to decrease if our interest-earning assets continue to reprice to lower market rates at a faster pace than our deposits and borrowings, and if we continue investing in lower yielding securities rather than reinvesting cash flows into the loan portfolio.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 17 basis points, from 2.98% for the prior quarter to 2.81% for the current quarter, while the average balance of interest-earning assets increased $30.1 million between the two periods. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$57,285	$60,694	$(3,409)	(5.6)%
MBS	5,429	5,710	(281)	(4.9)
Federal Home Loan Bank Topeka ("FHLB") stock	951	1,069	(118)	(11.0)
Investment securities	629	683	(54)	(7.9)
Cash and cash equivalents	40	51	(11)	(21.6)
Total interest and dividend income	$64,334	$68,207	$(3,873)	(5.7)

The decrease in interest income on loans receivable was due to a 14 basis point decrease in the weighted average portfolio yield and a $96.2 million decrease in the average balance. The weighted average yield on the loans receivable portfolio decreased from 3.41% for the prior quarter to 3.27% for the current quarter, due mainly to loans repricing to lower current market rates as a result of endorsements, refinances and adjustable-rate loan rate changes, along with a decrease in commercial loan deferred fee and discount recognition related to Paycheck Protection Program ("PPP") loans and other commercial loan activity. One- to four-family correspondent loan payoff activity decreased during the current quarter compared to the prior quarter; thereby reducing the amount of premium amortization and reduction in the loan portfolio yield. Correspondent loan payoff activity remains at elevated levels compared to historical norms which was the primary reason for the decrease in the average balance of the loan portfolio during the current quarter.

The decrease in interest income on the MBS portfolio was due to a 25 basis point decrease in the weighted average yield, to 1.50% for the current quarter, due primarily to an increase in the impact of net premium amortization, along with purchases at lower market yields. This was partially offset by a $142.5 million increase in the average balance as a result of purchases, primarily utilizing excess cash flows from the loan portfolio and operating cash, along with funds from growth in the deposit portfolio that were not used to pay down borrowings.

Interest Expense
The weighted average rate paid on interest-bearing liabilities decreased 14 basis points, from 1.20% for the prior quarter to 1.06% for the current quarter, while the average balance of interest-bearing liabilities increased $48.1 million between the two periods. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$12,529	$14,067	$(1,538)	(10.9)%
Borrowings	8,732	10,327	(1,595)	(15.4)
Total interest expense	$21,261	$24,394	$(3,133)	(12.8)

The decrease in interest expense on deposits was due primarily to a decrease in the weighted average rate paid on the retail/business certificate of deposit portfolio. The weighted average rate on the retail/business certificate of deposit portfolio decreased 15 basis points, to 1.61% for the current quarter. Management has generally reduced deposit offer rates as discussed above. See the Financial Condition section below for additional information on deposits.

The decrease in interest expense on borrowings was due primarily to not replacing term borrowings that matured during the current quarter and prior quarter, along with prepaying certain advances and replacing them at lower rates. Cash flows from the deposit portfolio were generally utilized to repay maturing term borrowings during the current and prior quarters. The average balance of borrowings decreased $171.9 million compared to the prior quarter.

Provision for Credit Losses
For the quarter ended March 31, 2021, the Bank recorded a negative provision for credit losses of $3.0 million, compared to a negative provision for credit losses of $1.5 million for the prior quarter. The negative provision in the current quarter was composed of a $2.7 million decrease in the allowance for credit losses ("ACL") for loans and a $305 thousand decrease in reserves for off-balance sheet credit exposures. The $3.0 million negative provision for credit losses was due primarily to continued improvements in the economic forecast used in the model. See additional discussion regarding management's evaluation of the adequacy of the Bank's ACL and reserves for off-balance sheet credit exposures at March 31, 2021 in the Asset Quality section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Gain on sale of Visa Class B shares	$7,386	$—	$7,386	N/A
Deposit service fees	2,814	2,947	(133)	(4.5)%
Insurance commissions	888	638	250	39.2
Other non-interest income	1,389	1,485	(96)	(6.5)
Total non-interest income	$12,477	$5,070	$7,407	146.1

During the current quarter, the Bank sold all of its Visa Class B shares, resulting in a $7.4 million gain. The increase in insurance commissions was due primarily to the receipt of annual contingent insurance commissions which were higher than what was anticipated and accrued.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,397	$14,138	$(741)	(5.2)%
Information technology and related expense	4,599	4,233	366	8.6
Occupancy, net	3,523	3,379	144	4.3
Loss on interest rate swap termination	4,752	—	4,752	N/A
Regulatory and outside services	1,234	1,585	(351)	(22.1)
Advertising and promotional	1,484	838	646	77.1
Deposit and loan transaction costs	664	766	(102)	(13.3)
Federal insurance premium	634	621	13	2.1
Office supplies and related expense	463	424	39	9.2
Other non-interest expense	1,903	1,083	820	75.7
Total non-interest expense	$32,653	$27,067	$5,586	20.6

The decrease in salaries and employee benefits was due primarily to non-officer employee bonuses of $313 thousand paid during the prior quarter in appreciation of the hard work and dedication by our non-officer employees during these challenging times, along with a decrease in the number of working days compared to the prior quarter. The increase in information technology and related expense was due primarily to an increase in information technology professional services expense. During the current quarter, the Bank terminated interest rate swaps designated as cash flow hedges with a notional amount of $200.0 million which were tied to FHLB advances totaling $200.0 million. Since it was management's intention to prepay the related FHLB advances, the previously-forecasted transactions subject to the cash flow hedges are no longer expected to occur. Therefore, the termination of the interest rate swaps resulted in the reclassification of unrealized losses totaling $4.8 million from accumulated other comprehensive income ("AOCI") into earnings. The decrease in regulatory and outside services was due mainly to the timing of external audit expenses. The increase in advertising and promotional expenses was due to the timing of campaigns. The increase in other non-interest expense was due primarily to the write-down of a property that previously served as one of the Bank's branch locations, as management intends to sell the property.

The Company's efficiency ratio was 58.78% for the current quarter compared to 55.37% for the prior quarter. The change in the efficiency ratio was due primarily to higher non-interest expense, partially offset by an increase in non-interest income. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value indicates that the financial institution is generating revenue with a proportionally higher level of expense, relative to the net interest margin.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$25,861	$23,348	$2,513	10.8%
Income tax expense	5,417	4,450	967	21.7
Net income	$20,444	$18,898	$1,546	8.2

Effective Tax Rate	20.9%	19.1%

The increase in income tax expense was due mainly to a higher effective tax rate compared to the prior quarter, as well as an increase in pretax income. The lower effective tax rate in the prior quarter was due primarily to true-ups related to the preparation of the September 30, 2020 federal and state tax returns. Management anticipates the effective income tax rate for fiscal year 2021 will be approximately 21%.

Comparison of Operating Results for the Six Months Ended March 31, 2021 and 2020

The Company recognized net income of $39.3 million, or $0.29 per share, for the six month period ended March 31, 2021 compared to net income of $26.8 million, or $0.19 per share, for the six month period ended March 31, 2020. The increase in net income was due primarily to recording a $22.3 million provision for credit losses during the prior year period compared to recording a negative provision for credit losses of $4.5 million in the current year period, partially offset by a decrease in net interest income and an increase in income tax expense. Net interest income decreased $10.5 million, or 10.8%, from the prior year period to $86.9 million for the current year period. The net interest margin decreased 29 basis points, from 2.19% for the prior year period to 1.90% for the current year period. The decrease in net interest income and net interest margin was due mainly to a decrease in asset yields, along with a change in asset mix as cash flows from the loan portfolio have been used to purchase lower yielding securities, partially offset by a decrease in the cost of deposits and borrowings.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 66 basis points, from 3.56% for the prior year period to 2.90% for the current year period, while the average balance of interest-earning assets increased $232.9 million. The decrease in the weighted average yield between periods was due primarily to a decrease in the loan portfolio yield and partially the securities portfolio yield, along with a change in asset mix as cash flows from the loan portfolio have been used to purchase lower yielding securities. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$117,979	$139,527	$(21,548)	(15.4)%
MBS	11,139	11,968	(829)	(6.9)
FHLB stock	2,020	3,540	(1,520)	(42.9)
Investment securities	1,312	2,889	(1,577)	(54.6)
Cash and cash equivalents	91	1,067	(976)	(91.5)
Total interest and dividend income	$132,541	$158,991	$(26,450)	(16.6)

The decrease in interest income on loans receivable was due mainly to a 39 basis point decrease in the weighted average yield on the portfolio, from 3.73% for the prior year period to 3.34% for the current year period, primarily on correspondent one- to four-family loans related to higher premium amortization due to increases in payoff and endorsement activity, as well as adjustable-rate loans repricing to lower market rates, endorsements and refinances of one- to four-family originated loans to lower market rates, and the origination of new loans at lower market rates. Additionally, the average balance of the portfolio decreased $407.1 million compared to the prior year period. The majority of the decrease in the average balance of the loan portfolio between periods was due to a reduction in the correspondent one-to four-family loan portfolio. We suspended accepting new applications for these loans from mid-March 2020 to mid-June 2020, in part, to manage the influx of refinance requests from existing customers in our local market areas during that time period while also managing underwriting concerns on correspondent loans early in the COVID-19 pandemic. Additionally, after lifting the suspension, there were, and continues to be, historically high levels of prepayments due to refinance activity.

The decrease in interest income on the MBS portfolio was due to a 96 basis point decrease in the weighted average yield to 1.62% for the current year period as a result of new purchases at lower market yields and the repricing of existing adjustable-rate MBS to lower market yields, partially offset by a $445.6 million increase in the average balance of the portfolio.

The decrease in dividend income on FHLB stock was due mainly to a decrease in the dividend rate paid by FHLB, along with a decrease in the average balance of FHLB stock. The average balance decreased as the Bank did not replace certain maturing FHLB advances between periods, which reduced the amount of FHLB stock owned by the Bank per FHLB requirements.

The decrease in interest income on investment securities was due to a 146 basis point decrease in the weighted average yield to 0.58% for the current year period as a result of new purchases at lower market yields, partially offset by a $165.8 million increase in the average balance of the portfolio.

The decrease in interest income on cash and cash equivalents was due to a decrease in the yield earned on cash held at the Federal Reserve Bank of Kansas City, partially offset by a $46.3 million increase in the average balance.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased 44 basis points, from 1.57% for the prior year period to 1.13% for the current period, while the average balance of interest-bearing liabilities increased $248.9 million. The increase in the average balance was primarily in money market and checking accounts, partially offset by a decrease in borrowings. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$26,596	$35,766	$(9,170)	(25.6)%
Borrowings	19,059	25,860	(6,801)	(26.3)
Total interest expense	$45,655	$61,626	$(15,971)	(25.9)

The decrease in interest expense on deposits was due mainly to a decrease in the weighted average rate paid on retail/business certificates of deposit, money market accounts, and wholesale certificates of deposit, which decreased by 42 basis points, 38 basis points, and 152 basis points, respectively. Since the onset of the COVID-19 pandemic, retail/business certificates of deposit have been gradually repricing downward as they renew or are replaced at lower offered rates and rates on money market accounts have been lowered.

The decrease in interest expense on borrowings was due primarily to a $514.5 million decrease in the average balance, as certain maturing FHLB advances and repurchase agreements were not replaced and the Bank paid down its FHLB line of credit with funds generated from the deposit portfolio. Additionally, the decrease in interest expense on borrowings was due to the impact of prepaying certain FHLB advances during the current and prior periods.
Provision for Credit Losses
The Bank recorded a negative provision for credit losses during the current year period of $4.5 million, compared to a $22.3 million provision for credit losses during the prior year period. See additional discussion regarding management's evaluation of the adequacy of the Bank's ACL and reserve for off-balance sheet credit exposures at March 31, 2021 in the Asset Quality section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Gain on sale of Visa Class B shares	$7,386	$—	$7,386	N/A
Deposit service fees	5,761	5,845	(84)	(1.4)%
Insurance commissions	1,526	1,091	435	39.9
Other non-interest income	2,874	3,239	(365)	(11.3)
Total non-interest income	$17,547	$10,175	$7,372	72.5

During the current year period, the Bank sold its Visa Class B Shares, resulting in a $7.4 million gain. The increase in insurance commissions was due primarily to an increase in annual contingent insurance commissions received compared to the prior year period. The decrease in other non-interest income was mainly the result of a decrease in income from bank-owned life insurance ("BOLI") compared to the prior year period due to a reduction in the yield and lower death benefit receipts between the two periods.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$27,535	$26,706	$829	3.1%
Information technology and related expense	8,832	8,409	423	5.0
Occupancy, net	6,902	6,656	246	3.7
Loss on interest rate swap termination	4,752	—	4,752	N/A
Regulatory and outside services	2,819	2,640	179	6.8
Advertising and promotional	2,322	2,769	(447)	(16.1)
Deposit and loan transaction costs	1,430	1,389	41	3.0
Federal insurance premium	1,255	—	1,255	N/A
Office supplies and related expense	887	1,111	(224)	(20.2)
Other non-interest expense	2,986	2,984	2	0.1
Total non-interest expense	$59,720	$52,664	$7,056	13.4

The increase in salaries and employee benefits was due primarily to an increase in loan commissions, an increase in full-time equivalent employees, and higher non-officer related bonuses paid in the current year period. The increase in information technology and related expense was due mainly to an increase in information technology professional services expense and software licensing expense. As discussed previously, during the current year period, the Bank terminated interest rate swaps designated as cash flow hedges with a notional amount of $200.0 million which were tied to FHLB advances totaling $200.0 million. The termination of the interest rate swaps resulted in the reclassification of unrealized losses totaling $4.8 million from AOCI into earnings. The decrease in advertising and promotional expenses was due mainly to the timing of campaigns. The increase in the federal insurance premium was due mainly to the Bank utilizing an assessment credit from the Federal Deposit Insurance Corporation ("FDIC") during the prior year period.

The Company's efficiency ratio was 57.19% for the current period compared to 48.97% for the prior year period. The change in the efficiency ratio was due to higher non-interest expense, partially offset by an increase in non-interest income in the current year period compared to the prior year period. Management continues to strive to control operating costs. The increase in the efficiency ratio in the current period was due primarily to the loss on the termination of interest rate swaps, which was a unique transaction during the current period, along with higher federal insurance premium expense as the Bank utilized an assessment credit from the FDIC during the prior year period.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$49,209	$32,576	$16,633	51.1%
Income tax expense	9,867	5,789	4,078	70.4
Net income	$39,342	$26,787	$12,555	46.9

Effective Tax Rate	20.1%	17.8%

The increase in income tax expense was due primarily to higher pretax income in the current year period, as well as a higher effective tax rate compared to the prior year period. The effective tax rate was lower in the prior year period due primarily to a discrete benefit recognized in the prior year period related to certain BOLI policies that were acquired in fiscal year 2018.

Financial Condition as of March 31, 2021
Many areas of consumer spending have rebounded in recent months, but some segments, such as travel and entertainment, are lagging. We continue to work with both our retail and commercial customers to help them manage their debt during this period of economic uncertainty. There is uncertainty about the longer lasting impact on local business as well as travel and entertainment resulting from the COVID-19 pandemic. This could cause a longer recovery time for some sectors of the economy and could make it challenging for sectors that have had better recoveries to maintain that recovery in the long run.

Total assets were $9.70 billion at March 31, 2021, an increase of $91.1 million, or 0.9%, from December 31, 2020, due to an increase in securities, partially offset by a decrease in loans receivable and cash and cash equivalents. Excess operating cash and cash flows from the loan portfolio and funds from deposit growth were generally used to purchase securities during the current quarter. Total loans were $6.97 billion at March 31, 2021, a decrease of $30.6 million, or 0.4%, from December 31, 2020. The decrease was mainly in the one- to four-family correspondent loan portfolio as payoffs exceeded purchases during the current quarter. During the current quarter, the Bank originated and refinanced $319.8 million of one- to four-family and consumer loans with a weighted average rate of 2.66% and purchased $163.3 million of one- to four-family loans from correspondent lenders with a weighted average rate of 2.61%. The Bank also originated $119.2 million of commercial loans with a weighted average rate of 3.07% and entered into commercial loan participations of $38.1 million at a weighted rate of 3.62%.

Total deposits were $6.65 billion at March 31, 2021, an increase of $240.0 million, or 3.7%, from December 31, 2020. The increase was primarily in non-maturity deposits, including a $113.8 million increase in money market accounts and a $110.0 million increase in checking accounts. Between mid-March 2021 and March 31, 2021, the Bank processed approximately $113 million of Economic Impact Payments, the majority of which were retained by the Bank as of March 31, 2021. Retail/business certificates of deposit decreased $47.6 million from December 31, 2020. Customers are moving some of the funds from maturing certificates to more liquid investment options such as the Bank's retail money market accounts.

Total borrowings decreased $152.3 million, or 8.8%, from December 31, 2020 to March 31, 2021. The decrease was due to not renewing borrowings that matured during the current quarter. Cash flows from the increase in the deposit portfolio were used to pay off maturing borrowings.

Total assets increased $210.8 million, or 2.2% from September 30, 2020 to March 31, 2021, due mainly to an increase in securities, partially offset by a decrease in loans receivable. Securities were purchased with cash flows from the loan portfolio and growth in the deposit portfolio that was not used to pay down maturing borrowings. Total securities increased $535.0 million, or 34.3%, from September 30, 2020 to March 31, 2021, including a $369.1 million increase in MBS and a $165.9 million increase in investment securities.

Total loans decreased $229.3 million from September 30, 2020 to March 31, 2021. The decrease was primarily in the one- to four-family correspondent loan portfolio. During the current year six month period, the Bank originated and refinanced $649.4 million of one- to four-family and consumer loans with a weighted average rate of 2.71% and purchased $269.1 million of one- to four-family loans from correspondent lenders with a weighted average rate of 2.70%. The Bank also originated $157.3 million of commercial loans with a weighted average rate of 3.24% and entered into commercial loan participations of $98.1 million at a weighted average rate of 3.85%. The commercial loan portfolio totaled $795.0 million at March 31, 2021 and was composed of 83% commercial real estate loans, 10% commercial and industrial loans, and 7% commercial construction loans. Total commercial real estate and commercial construction potential exposure, including undisbursed amounts and outstanding commitments totaling $258.2 million, was $976.0 million at March 31, 2021. Total commercial and industrial potential exposure, including undisbursed amounts and outstanding commitments of $23.1 million, was $100.3 million at March 31, 2021, of which $25.3 million related to PPP loans.

Total deposits increased $459.5 million, or 7.4%, from September 30, 2020 to March 31, 2021. The increase was in non-maturity deposits, which increased $501.7 million, including a $241.1 million increase in checking accounts, a $183.4 million increase in money market accounts, and a $77.2 million increase in savings accounts. Retail/business certificates of deposit and public unit certificates of deposit decreased $36.1 million and $6.1 million, respectively, during the current year period.

Total borrowings at March 31, 2021 were $1.58 billion, a decrease of $207.4 million, or 11.6%, from September 30, 2020. The decrease was due to not renewing borrowings that matured during the current year period. Subsequent to March 31, 2021, the Bank prepaid $100.0 million of adjustable-rate FHLB advances and replaced them with $100.0 million of fixed-rate FHLB advances with a weighted average rate of 0.69% and a weighted average term of 3.5 years. Management may prepay the remaining $100.0 million of adjustable-rate FHLB advances during the June 30, 2021 quarter. Cash flows from the increase in the deposit portfolio were used to pay off maturing borrowings.

Stockholders' equity was $1.28 billion at both March 31, 2021 and September 30, 2020. During the current year six month period, the Company paid cash dividends totaling $40.6 million and repurchased common stock totaling $1.5 million, partially offset by net income of $39.3 million. The cash dividends paid during the current year six month period totaled $0.30 per share and consisted of a $0.13 per share cash true-up dividend related to fiscal year 2020 earnings and two regular quarterly cash dividends of $0.085 per share. On April 20, 2021, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.5 million, payable on May 21, 2021 to stockholders of record as of the close of business on May 7, 2021. In the long run, management considers the Bank's equity to total assets ratio of at least 9% an appropriate level of capital. At March 31, 2021, this ratio was 12.0%.

At March 31, 2021, Capitol Federal Financial, Inc., at the holding company level, had $73.9 million in cash on deposit at the Bank. For fiscal year 2021, it is the intention of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

There remains $44.7 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the Federal Reserve Bank's existing approval for the Company to repurchase shares expires in August 2021.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	March 31,	September 30,	March 31,
	2021	2020	2020
	(Dollars in thousands)
Stockholders' equity	$1,278,595	$1,284,859	$1,287,793
Equity to total assets at end of period	13.2%	13.5%	13.7%

The following table presents a reconciliation of total to net shares outstanding as of March 31, 2021.

Total shares outstanding	138,809,796
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,315,312)
Net shares outstanding	135,494,484

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. In April 2020, the federal bank regulatory agencies announced the issuance of two interim final rules, effective immediately, to provide temporary relief to community banking organizations. Under the interim final rules, the community bank leverage ratio ("CBLR") requirement is a minimum of 8% at December 31, 2020, 8.5% for calendar year 2021, and 9% thereafter. As of March 31, 2021, the Bank's CBLR was 12.2%, which exceeded the minimum requirement.

The following table presents a reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory tier 1 capital as of March 31, 2021 (dollars in thousands):

Total Bank equity as reported under GAAP	$1,164,295
AOCI	18,953
Goodwill and other intangibles, net of associated deferred taxes	(13,072)
Total tier 1 capital	$1,170,176

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on economic conditions in the Company's local market areas and other market areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates; demand for loans in the Company's market area; the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	December 31,	September 30,
	2021	2020	2020
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $121,430, $139,031 and $172,430)	$139,472	$168,032	$185,148
Available-for-sale ("AFS") securities, at estimated fair value (amortized cost of $2,090,720, $1,880,972 and $1,529,605)	2,095,924	1,913,866	1,560,950
Loans receivable, net (ACL of $23,397, $26,125 and $31,527)	6,973,536	7,004,094	7,202,851
FHLB stock, at cost	74,464	84,693	93,862
Premises and equipment, net	99,088	101,238	101,875
Other assets	315,535	335,041	342,532
TOTAL ASSETS	$9,698,019	$9,606,964	$9,487,218

LIABILITIES:
Deposits	$6,650,865	$6,410,842	$6,191,408
Borrowings	1,581,955	1,734,275	1,789,313
Advance payments by borrowers for taxes and insurance	61,624	33,216	65,721
Income taxes payable, net	67	3,180	795
Deferred income tax liabilities, net	6,530	9,318	8,180
Other liabilities	118,383	139,585	146,942
Total liabilities	8,419,424	8,330,416	8,202,359

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,809,796, 138,792,496 and 138,956,296 shares issued and outstanding as of March 31, 2021, December 31, 2020, and September 30, 2020, respectively	1,388	1,388	1,389
Additional paid-in capital	1,188,926	1,188,636	1,189,853
Unearned compensation, ESOP	(32,214)	(32,627)	(33,040)
Retained earnings	139,448	130,522	143,162
AOCI, net of tax	(18,953)	(11,371)	(16,505)
Total stockholders' equity	1,278,595	1,276,548	1,284,859
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,698,019	$9,606,964	$9,487,218

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2021	2020
INTEREST AND DIVIDEND INCOME:
Loans receivable	$57,285	$60,694	$117,979	$139,527
MBS	5,429	5,710	11,139	11,968
FHLB stock	951	1,069	2,020	3,540
Investment securities	629	683	1,312	2,889
Cash and cash equivalents	40	51	91	1,067
Total interest and dividend income	64,334	68,207	132,541	158,991

INTEREST EXPENSE:
Deposits	12,529	14,067	26,596	35,766
Borrowings	8,732	10,327	19,059	25,860
Total interest expense	21,261	24,394	45,655	61,626

NET INTEREST INCOME	43,073	43,813	86,886	97,365

PROVISION FOR CREDIT LOSSES	(2,964)	(1,532)	(4,496)	22,300
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	46,037	45,345	91,382	75,065

NON-INTEREST INCOME:
Gain on sale of Visa Class B shares	7,386	—	7,386	—
Deposit service fees	2,814	2,947	5,761	5,845
Insurance commissions	888	638	1,526	1,091
Other non-interest income	1,389	1,485	2,874	3,239
Total non-interest income	12,477	5,070	17,547	10,175

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,397	14,138	27,535	26,706
Information technology and related expense	4,599	4,233	8,832	8,409
Occupancy, net	3,523	3,379	6,902	6,656
Loss on interest rate swap termination	4,752	—	4,752	—
Regulatory and outside services	1,234	1,585	2,819	2,640
Advertising and promotional	1,484	838	2,322	2,769
Deposit and loan transaction costs	664	766	1,430	1,389
Federal insurance premium	634	621	1,255	—
Office supplies and related expense	463	424	887	1,111
Other non-interest expense	1,903	1,083	2,986	2,984
Total non-interest expense	32,653	27,067	59,720	52,664
INCOME BEFORE INCOME TAX EXPENSE	25,861	23,348	49,209	32,576
INCOME TAX EXPENSE	5,417	4,450	9,867	5,789
NET INCOME	$20,444	$18,898	$39,342	$26,787

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2021	2020
	(Dollars in thousands, except per share amounts)
Net income	$20,444	$18,898	$39,342	$26,787
Income allocated to participating securities	(14)	(13)	(27)	(22)
Net income available to common stockholders	$20,430	$18,885	$39,315	$26,765

Average common shares outstanding	135,409,120	135,397,242	135,403,116	137,911,988
Average committed ESOP shares outstanding	41,758	449	20,876	20,988
Total basic average common shares outstanding	135,450,878	135,397,691	135,423,992	137,932,976

Effect of dilutive stock options	47,292	1,193	23,709	55,673

Total diluted average common shares outstanding	135,498,170	135,398,884	135,447,701	137,988,649

Net earnings per share:
Basic	$0.15	$0.14	$0.29	$0.19
Diluted	$0.15	$0.14	$0.29	$0.19

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	125,930	431,212	268,622	387,979

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	March 31, 2021			December 31, 2020			September 30, 2020
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,967,008	3.29%	56.7%	$3,946,073	3.39%	56.2%	$3,937,310	3.50%	54.5%
Correspondent purchased	1,915,027	3.27	27.4	1,974,086	3.40	28.1	2,101,082	3.49	29.1
Bulk purchased	188,733	2.09	2.7	199,673	2.24	2.8	208,427	2.41	2.9
Construction	28,582	3.11	0.4	32,871	3.22	0.5	34,593	3.30	0.5
Total	6,099,350	3.24	87.2	6,152,703	3.36	87.6	6,281,412	3.46	87.0
Commercial:
Commercial real estate	664,533	4.04	9.5	609,936	4.23	8.7	626,588	4.29	8.7
Commercial and industrial	77,210	3.08	1.1	69,378	3.41	1.0	97,614	2.79	1.4
Construction	53,271	4.25	0.8	84,564	3.89	1.2	105,458	4.04	1.4
Total	795,014	3.96	11.4	763,878	4.12	10.9	829,660	4.08	11.5
Consumer loans:
Home equity	90,052	4.64	1.3	97,717	4.64	1.4	103,838	4.66	1.4
Other	8,743	4.36	0.1	9,328	4.40	0.1	10,086	4.40	0.1
Total	98,795	4.61	1.4	107,045	4.62	1.5	113,924	4.64	1.5
Total loans receivable	6,993,159	3.34	100.0%	7,023,626	3.46	100.0%	7,224,996	3.55	100.0%

Less:
ACL	23,397			26,125			31,527
Discounts/unearned loan fees	30,295			28,825			29,190
Premiums/deferred costs	(34,069)			(35,418)			(38,572)
Total loans receivable, net	$6,973,536			$7,004,094			$7,202,851

Loan Activity: The following tables summarize activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the current year six-month period, the Bank endorsed $527.5 million of one- to four-family loans, reducing the average rate on those loans by 91 basis points ($285.2 million were endorsed during the December 31, 2020 quarter, reducing the average rate on those loans by 87 basis points, and $242.3 million were endorsed during the March 31, 2021 quarter, reducing the average rate on those loans by 96 basis points). Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended
	March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,023,626	3.46%	$7,224,996	3.55%	$7,407,442	3.64%	$7,493,280	3.74%
Originated and refinanced:
Fixed	326,570	2.54	318,690	2.75	265,424	2.98	277,904	2.83
Adjustable	112,483	3.43	48,946	3.60	44,625	3.68	60,626	3.75
Purchased and participations:
Fixed	192,262	2.82	100,518	2.86	61,435	3.07	131,739	3.28
Adjustable	9,150	2.42	65,315	3.89	4,396	2.76	62,510	3.76
Change in undisbursed loan funds	(63,925)		(70,323)		13,898		(32,202)
Repayments	(606,937)		(664,052)		(572,536)		(586,434)
Principal (charge-offs)/recoveries, net	(70)		(464)		312		19
Ending balance	$6,993,159	3.34	$7,023,626	3.46	$7,224,996	3.55	$7,407,442	3.64

	For the Six Months Ended
	March 31, 2021		March 31, 2020
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,224,996	3.55%	$7,412,473	3.81%
Originated and refinanced:
Fixed	645,260	2.64	406,584	3.48
Adjustable	161,429	3.48	111,072	4.20
Purchased and participations:
Fixed	292,780	2.83	248,730	3.61
Adjustable	74,465	3.71	32,786	3.00
Change in undisbursed loan funds	(134,248)		14,306
Repayments	(1,270,989)		(732,005)
Principal charge-offs, net	(534)		(330)
Other	—		(336)
Ending balance	$6,993,159	3.34	$7,493,280	3.74

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores were updated in March 2021 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	March 31, 2021					September 30, 2020
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,967,008	65.4%	772	61%	$148	$3,937,310	63.0%	771	62%	$145
Correspondent purchased	1,915,027	31.5	765	63	386	2,101,082	33.6	765	64	379
Bulk purchased	188,733	3.1	772	59	297	208,427	3.4	767	60	300
	$6,070,768	100.0%	770	62	188	$6,246,819	100.0%	768	63	187

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Included in the originated line item for the current year period are $209.3 million of loans that were refinanced from other lenders.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2021			March 31, 2021
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$184,166	69%	770	$405,362	70%	769
Refinanced by Bank customers	122,105	66	769	214,955	65	769
Correspondent purchased	163,298	69	774	269,131	69	775
	$469,569	69	771	$889,448	69	771

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the current year period.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2021			March 31, 2021
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$264,895	56.4%	2.58%	$529,575	59.5%	2.64%
Missouri	79,316	16.9	2.62	157,466	17.7	2.65
Texas	26,302	5.6	2.59	50,604	5.7	2.72
Tennessee	32,066	6.8	2.64	48,929	5.5	2.73
Pennsylvania	33,989	7.3	2.55	44,461	5.0	2.59
Other states	33,001	7.0	2.61	58,413	6.6	2.72
	$469,569	100.0%	2.59	$889,448	100.0%	2.65

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of March 31, 2021, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of our future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$27,948	$80,156	$8,107	$116,211	2.76%
Correspondent	38,456	134,881	4,189	177,526	2.48
	$66,404	$215,037	$12,296	$293,737	2.59

Rate	2.16%	2.73%	2.47%

As of March 31, 2021, there were $7.8 million of one- to-four family loans with modifications under the Bank's program to support and provide relief to borrowers during the COVID-19 pandemic ("COVID-19 loan modifications") that were still in their deferral period. There were $208.9 million of one- to four-family loans with COVID-19 loan modifications that were out of their deferral period by March 31, 2021. See "Asset Quality" below for additional information regarding the performance of loans that have exited the deferral period.

Commercial Loans: During the current year period, the Bank originated $157.3 million of commercial loans, including $19.5 million of PPP loans, and entered into commercial loan participations totaling $98.1 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $152.3 million at a weighted average rate of 3.42%. Additionally, during the current year, $39.0 million of PPP loans were paid off, primarily by the U.S. Small Business Administration ("SBA") following completion of the loan forgiveness process.

The following table presents the Bank's commercial real estate and commercial construction loans and loan commitments by type of primary collateral, as of March 31, 2021. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we generally anticipate fully funding the related projects.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Senior housing	33	$215,364	$50,255	$265,619	$—	$265,619	27.2%
Retail building	133	133,738	44,808	178,546	18,868	197,414	20.2
Hotel	9	133,818	44,705	178,523	—	178,523	18.3
Office building	98	55,029	61,874	116,903	—	116,903	12.0
One- to four-family property	367	58,613	5,170	63,783	250	64,033	6.6
Multi-family	39	48,184	14,524	62,708	272	62,980	6.4
Single use building	20	42,612	4,644	47,256	7,000	54,256	5.6
Other	97	30,446	3,193	33,639	2,597	36,236	3.7
	796	$717,804	$229,173	$946,977	$28,987	$975,964	100.0%

Weighted average rate		4.05%	3.88%	4.01%	3.63%	4.00%

The following table summarizes the Bank's commercial real estate and commercial construction loans and loan commitments by state as of March 31, 2021.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Kansas	628	$325,789	$19,017	$344,806	$9,487	$354,293	36.3%
Texas	10	124,498	116,576	241,074	—	241,074	24.7
Missouri	132	180,446	36,701	217,147	18,000	235,147	24.1
Colorado	6	13,451	22,755	36,206	—	36,206	3.7
Arkansas	3	7,461	26,395	33,856	—	33,856	3.5
Nebraska	6	33,655	4	33,659	—	33,659	3.4
Other	11	32,504	7,725	40,229	1,500	41,729	4.3
	796	$717,804	$229,173	$946,977	$28,987	$975,964	100.0%

The following table presents the Bank's commercial and industrial loans and loan commitments by business purpose, as of March 31, 2021. Included in the working capital line item are $25.3 million of PPP loans.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Working capital	636	$36,046	$16,809	$52,855	$1,115	$53,970	53.8%
Equipment	118	13,815	245	14,060	1,882	15,942	15.9
Purchase/lease autos	228	15,113	57	15,170	55	15,225	15.2
Business investment	59	7,701	223	7,924	—	7,924	7.9
Other	22	4,535	2,713	7,248	—	7,248	7.2
	1,063	$77,210	$20,047	$97,257	$3,052	$100,309	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of March 31, 2021.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	3	$150,000
>$15 to $30 million	14	331,514
>$10 to $15 million	5	57,267
>$5 to $10 million	15	93,842
$1 to $5 million	109	240,461
Less than $1 million	1,713	203,189
	1,859	$1,076,273

The Bank's commercial lending team continues to proactively work with our commercial customers as the COVID-19 pandemic continues to present challenging operating conditions. As of March 31, 2021, there were commercial loans with a gross balance, including undisbursed amounts, totaling $134.0 million with COVID-19 loan modifications that were still in their deferral period. There were $270.7 million of commercial loans with COVID-19 loan modifications that were out of their deferral period by March 31, 2021. See "Asset Quality" below for additional information regarding the performance of loans that have exited the deferral period.

Asset Quality
Of the one- to four-family COVID-19 loan modifications that had completed the deferral period by March 31, 2021, $2.3 million were 30 to 89 days delinquent and $1.8 million were 90 or more days delinquent as of March 31, 2021. Of the commercial COVID-19 loan modifications that had completed the deferral period by March 31, 2021, one loan for $150 thousand was 30 to 89 days delinquent and none were 90 or more days delinquent as of March 31, 2021.

The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Loans subject to payment forbearance under the Bank's COVID-19 loan modification program are not reported as delinquent during the forbearance time period. Of the loans 30 to 89 days delinquent at March 31, 2021, approximately 74% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and other loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current. Non-performing assets include non-performing loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	45	$4,151	62	$5,844	42	$3,012	57	$5,085	92	$8,360
Correspondent purchased	9	2,910	13	4,694	8	3,123	10	2,919	13	4,531
Bulk purchased	5	352	9	1,750	12	2,532	19	4,536	12	2,914
Commercial	5	806	8	1,047	2	45	9	1,543	7	1,555
Consumer	17	287	30	515	26	398	21	431	43	628
	81	$8,506	122	$13,850	90	$9,110	116	$14,514	167	$17,988
30 to 89 days delinquent loans
to total loans receivable, net		0.12%		0.20%		0.13%		0.20%		0.24%

	Non-Performing Loans and OREO at:
	March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	55	$4,433	51	$4,370	51	$4,362	47	$4,026	53	$4,517
Correspondent purchased	10	3,749	9	3,371	6	2,397	7	2,740	4	1,342
Bulk purchased	10	3,172	13	3,724	12	2,903	3	1,291	1	630
Commercial	6	1,068	5	820	5	1,360	4	709	4	716
Consumer	26	531	26	473	14	304	23	278	17	326
	107	12,953	104	12,758	88	11,326	84	9,044	79	7,531

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.19%		0.18%		0.16%		0.12%		0.10%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	9	$1,646	9	$968	9	$691	14	$1,132	13	$811
Correspondent purchased	—	—	—	—	—	—	—	—	1	189
Bulk purchased	—	—	—	—	—	—	—	—	1	134
Commercial	4	642	3	411	3	464	1	6	2	129
Consumer	—	—	1	9	1	9	1	33	2	43
	13	2,288	13	1,388	13	1,164	16	1,171	19	1,306
Total non-performing loans	120	15,241	117	14,146	101	12,490	100	10,215	98	8,837

Non-performing loans as a percentage of total loans		0.22%		0.20%		0.17%		0.14%		0.12%

OREO:
One- to four-family:
Originated(2)	2	$105	3	$129	4	$183	4	$183	5	$187
Total non-performing assets	122	$15,346	120	$14,275	105	$12,673	104	$10,398	103	$9,024

Non-performing assets as a percentage of total assets		0.16%		0.15%		0.13%		0.11%		0.10%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in commercial special mention loans at March 31, 2021 compared to September 30, 2020 was due mainly to the addition of two commercial loans totaling $50.7 million for which the borrowers have been impacted by the COVID-19 pandemic. Both of these loans were subject to COVID-19 loan modifications during fiscal year 2020 and have since resumed full payments. There are underlying economic conditions that management is monitoring in association with these loans resulting in the special mention classification.

	March 31, 2021		September 30, 2020		March 31, 2020
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$14,299	$26,562	$11,339	$25,630	$13,678	$26,077
Commercial	100,655	4,497	52,006	4,914	52,515	4,538
Consumer	250	764	332	589	479	659
	$115,204	$31,823	$63,677	$31,133	$66,672	$31,274

Allowance for Credit Losses: Accounting Standard Update ("ASU") 2016-13 became effective for the Company on October 1, 2020. This ASU replaced the incurred loss impairment methodology for calculating ACL under GAAP with a new impairment methodology, commonly known as the current expected credit loss ("CECL") methodology. The new methodology requires the Company to measure, at each reporting date, the expected credit losses for loans and loan commitments over their contractual lives based on historical experience, current conditions, and reasonable and supportable forecasts. Upon adoption of the ASU, the Company recorded a cumulative-effect adjustment to retained earnings of $2.3 million (net of tax of $739 thousand), which reduced the ACL by $4.8 million, to $26.8 million, and established a reserve for off-balance sheet credit exposures of $7.8 million, which is recorded in other liabilities in the consolidated balance sheet. The Bank's off-balance sheet credit exposures are comprised of unfunded portions of existing loans and commitments to originate or purchase new loans that are not unconditionally cancellable by the Bank.

The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. The credit loss estimate for off-balance sheet credit exposures also takes into consideration the likelihood that the commitment will fund. The economic indices used for the reasonable and supportable forecasted time period are the national unemployment rate, changes in commercial real estate price index, changes in home values, and changes in the United States gross domestic product. Management considers several economic forecast scenarios provided by a third party and selects the scenario believed to be the most appropriate considering the facts and circumstances at quarter end. Management also considers several qualitative factors. The qualitative factors account for items not included in historical loss rates, the macroeconomic forecast, and/or other model inputs/assumptions. Any changes to the ACL and reserves on off-balance sheet credit exposures are recorded through increases/decreases in the provision for credit losses on the consolidated statements of income.

The economic forecast scenario selected by management improved at March 31, 2021 compared to December 31, 2020 which resulted in a reduction in the ACL calculated by the model. Management applied qualitative factors to account for the continued economic uncertainties, along with the balance and trending of large-dollar special mention commercial loans. These qualitative factors partially offset the reduction in the ACL related to the improvement in the economic forecast. The economic uncertainties related to (1) the job market, specifically the unemployment rate, labor participation rate and the effectiveness of the latest federal stimulus package to the unemployed and the economic stimulus payments to qualifying households, (2) the unevenness of the recovery in certain industries, and (3) the impact to the housing market as a result of the foreclosure moratorium and how the housing market may react when the foreclosure moratorium is eventually lifted. Management will continue to closely monitor economic conditions and will work with borrowers as necessary to assist them through this challenging economic climate.

The following table presents a summary of changes in ACL and reserve for off-balance sheet credit exposures occurring during the quarter ended March 31, 2021.

	ACL	Reserve for off-balance sheet credit exposures	ACL and Reserve for off-balance sheet credit exposures
	(Dollars in thousands)
Balance at December 31, 2020	$26,125	$6,433	$32,558
For the quarter ended March 31, 2021
Charge-offs	(138)	—	(138)
Recoveries	68	—	68
Net charge-offs	(70)	—	(70)
Provision for credit losses	(2,658)	(306)	(2,964)
Balance at March 31, 2021	$23,397	$6,127	$29,524

The negative provision for credit losses was due primarily to a reduction in commercial loan ACL and reserves for off-balance sheet credit exposures as a result of improvements in the economic forecast used in the model, partially offset by an increase in qualitative factors, primarily the economic uncertainty qualitative factor, as discussed above.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
	(Dollars in thousands)
Balance at beginning of period	$26,125	$31,527	$31,215	$31,196	$9,435
Adoption of CECL	—	(4,761)	—	—	—
Charge-offs:
One- to four-family	(131)	(14)	—	—	(46)
Commercial	—	(515)	—	—	(325)
Consumer	(7)	(3)	(15)	(5)	(4)
Total charge-offs	(138)	(532)	(15)	(5)	(375)
Recoveries:
One- to four-family	57	34	303	—	3
Commercial	8	12	12	17	54
Consumer	3	22	12	7	4
Total recoveries	68	68	327	24	61
Net (charge-offs) recoveries	(70)	(464)	312	19	(314)
Provision for credit losses	(2,658)	(177)	—	—	22,075
Balance at end of period	$23,397	$26,125	$31,527	$31,215	$31,196

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	0.01%	—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.47	3.44	(2.70)	(0.20)	3.78
ACL to non-performing loans at end of period	153.51	184.68	252.42	305.58	353.02
ACL to loans receivable at end of period	0.33	0.37	0.44	0.42	0.42
ACL to net charge-offs (annualized)	83.8x	14.1x	N/M(1)	N/M(1)	24.9x

	For the Six Months Ended
	March 31,
	2021	2020
	(Dollars in thousands)
Balance at beginning of period	$31,527	$9,226
Adoption of CECL	(4,761)	—
Charge-offs:
One- to four-family	(145)	(64)
Commercial	(515)	(349)
Consumer	(10)	(10)
Total charge-offs	(670)	(423)
Recoveries:
One- to four-family	91	3
Commercial	20	81
Consumer	25	9
Total recoveries	136	93
Net (charge-offs) recoveries	(534)	(330)
Provision for credit losses	(2,835)	22,300
Balance at end of period	$23,397	$31,196

Ratio of net charge-offs during the period
to average loans outstanding during the period	0.01%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	3.81	3.68
ACL to net charge-offs (annualized)	21.9x	47.3x
(1)This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

The distribution of our ACL at the dates indicated is summarized below. The October 1, 2020 column represents the ACL at the time the Company adopted ASU 2016-13.

	At
	March 31,	December 31,	October 1,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020	2020
	(Dollars in thousands)
One- to four-family:
Originated	$1,517	$1,516	$1,609	$6,044	$6,298	$6,420
Correspondent purchased	1,705	1,758	2,324	2,691	3,189	3,355
Bulk purchased	747	852	903	467	506	557
Construction	19	22	25	41	48	47
Total	3,988	4,148	4,861	9,243	10,041	10,379
Commercial:
Commercial real estate	17,016	17,813	16,595	16,869	16,353	14,672
Commercial and industrial	445	553	559	1,451	1,465	1,489
Construction	1,696	3,341	4,452	3,480	2,886	4,167
Total	19,157	21,707	21,606	21,800	20,704	20,328
Consumer	252	270	299	484	470	489
Total	$23,397	$26,125	$26,766	$31,527	$31,215	$31,196

The ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	At
	March 31,	December 31,	October 1,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020	2020
One- to four-family:
Originated	0.04%	0.04%	0.04%	0.15%	0.16%	0.16%
Correspondent purchased	0.09	0.09	0.11	0.13	0.14	0.14
Bulk purchased	0.40	0.43	0.43	0.22	0.23	0.24
Construction	0.07	0.07	0.07	0.12	0.13	0.13
Total	0.07	0.07	0.08	0.15	0.16	0.16
Commercial:
Commercial real estate	2.56	2.92	2.65	2.69	2.62	2.51
Commercial and industrial	0.58	0.80	0.57	1.49	1.47	2.40
Construction	3.18	3.95	4.22	3.30	3.30	3.30
Total	2.41	2.84	2.60	2.63	2.55	2.63
Consumer	0.26	0.25	0.26	0.42	0.40	0.39
Total	0.33	0.37	0.37	0.44	0.42	0.42

The distribution of our reserve for off-balance sheet credit exposures at the dates indicated is summarized below. The amount is reported in the other liabilities line item on the consolidated balance sheet. The October 1, 2020 column represents the reserve at the time the Company adopted ASU 2016-13. Prior to October 1, 2020, no such reserve had been recorded.

	At
	March 31,	December 31,	October 1,
	2021	2020	2020
	(Dollars in thousands)
One- to four-family	$197	$131	$144
Commercial	5,887	6,261	7,584
Consumer	43	41	60
	$6,127	$6,433	$7,788

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. Overall, fixed-rate securities comprised 93% of our securities portfolio at March 31, 2021. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	March 31, 2021			December 31, 2020			September 30, 2020
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,384,981	1.46%	4.1	$1,249,115	1.56%	4.1	$945,432	1.82%	3.7
U.S. government-sponsored enterprise debentures	544,967	0.55	3.6	444,964	0.52	1.0	369,967	0.62	1.7
Municipal bonds	5,447	1.79	0.5	8,792	1.66	0.5	9,716	1.69	0.7
Total fixed-rate securities	1,935,395	1.20	3.9	1,702,871	1.29	3.3	1,325,115	1.49	3.1

Adjustable-rate securities:
MBS	155,325	2.24	3.2	178,101	2.44	3.3	204,490	2.49	2.9
Total securities portfolio	$2,090,720	1.28	3.9	$1,880,972	1.40	3.3	$1,529,605	1.62	3.1

MBS: The following tables summarize the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL are the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	March 31, 2021			December 31, 2020			September 30, 2020			June 30, 2020
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,459,300	1.67%	4.0	$1,180,803	1.94%	3.5	$982,587	2.35%	3.3	$973,318	2.50%	3.6
Maturities and repayments	(109,141)			(101,496)			(95,842)			(75,293)
Net amortization of (premiums)/discounts	(1,572)			(1,003)			(608)			(363)
Purchases:
Fixed-rate	223,804	1.31	5.9	379,793	1.04	5.4	297,024	1.06	5.9	77,455	1.29	5.0
Change in valuation on AFS securities	(22,490)			1,203			(2,358)			7,470
Ending balance - carrying value	$1,549,901	1.54	4.0	$1,459,300	1.67	4.0	$1,180,803	1.94	3.5	$982,587	2.35	3.3

	For the Six Months Ended
	March 31, 2021			March 31, 2020
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,180,803	1.94%	3.5	$936,487	2.67%	3.5
Maturities and repayments	(210,637)			(138,402)
Net amortization of (premiums)/discounts	(2,575)			(527)
Purchases:
Fixed-rate	603,597	1.14	5.6	163,222	1.91	4.2
Change in valuation on AFS securities	(21,287)			12,538
Ending balance - carrying value	$1,549,901	1.54	4.0	$973,318	2.50	3.6

Investment Securities: The following tables summarize the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	March 31, 2021			December 31, 2020			September 30, 2020			June 30, 2020
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$454,566	0.54%	1.0	$380,147	0.65%	1.7	$237,467	1.23%	0.8	$262,719	1.87%	0.3
Maturities, calls and sales	(3,325)			(50,900)			(102,115)			(125,000)
Net amortization of (premiums)/discounts	(18)			(14)			(54)			(80)
Purchases:
Fixed-rate	100,000	0.70	4.6	124,987	0.48	3.2	244,975	0.51	3.2	99,990	0.58	1.2
Change in valuation on AFS securities	(5,200)			346			(126)			(162)
Ending balance - carrying value	$546,023	0.56	3.6	$454,566	0.54	1.0	$380,147	0.65	1.7	$237,467	1.23	0.8

	For the Six Months Ended
	March 31, 2021			March 31, 2020
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$380,147	0.65%	1.7	$268,376	2.11%	0.8
Maturities, calls and sales	(54,225)			(131,300)
Net amortization of (premiums)/discounts	(32)			(29)
Purchases:
Fixed-rate	224,987	0.58	3.8	125,097	1.71	1.2
Change in valuation on AFS securities	(4,854)			575
Ending balance - carrying value	$546,023	0.56	3.6	$262,719	1.87	0.3

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	March 31, 2021			December 31, 2020			September 30, 2020
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$549,158	—%	8.2%	$494,375	—%	7.7%	$451,394	—%	7.3%
Interest-bearing checking	1,009,096	0.07	15.2	953,927	0.08	14.9	865,782	0.10	14.0
Savings	511,014	0.06	7.7	455,633	0.06	7.1	433,808	0.06	7.0
Money market	1,602,573	0.24	24.1	1,488,749	0.31	23.2	1,419,180	0.37	22.9
Retail/business certificates of deposit	2,730,354	1.55	41.1	2,777,948	1.68	43.3	2,766,461	1.83	44.7
Public unit certificates of deposit	248,670	0.45	3.7	240,210	0.64	3.8	254,783	0.74	4.1
	$6,650,865	0.73	100.0%	$6,410,842	0.84	100.0%	$6,191,408	0.95	100.0%

The following table presents scheduled maturity information for our certificates of deposit, including public unit certificates of deposit, along with associated weighted average rates, as of March 31, 2021.

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$796,738	$154,580	$53,117	$66,028	$1,070,463	0.50%
1.00 – 1.99%	509,600	251,609	76,521	134,232	971,962	1.62
2.00 – 2.99%	282,968	426,895	183,936	42,546	936,345	2.38
3.00 – 3.99%	—	254	—	—	254	3.00
	$1,589,306	$833,338	$313,574	$242,806	$2,979,024	1.46

Percent of total	53.3%	28.0%	10.5%	8.2%
Weighted average rate	1.16	1.84	1.93	1.42
Weighted average maturity (in years)	0.5	1.5	2.5	3.7	1.2
Weighted average maturity for the retail/business certificate of deposit portfolio (in years)					1.3

Borrowings

The following table presents the maturity of term borrowings, which consist entirely of FHLB advances, along with associated weighted average contractual and effective rates as of March 31, 2021. As discussed previously, the Bank terminated interest rate swaps with a notional amount of $200.0 million during the quarter ended March 31, 2021. In the table below, the $200.0 million of adjustable-rate FHLB advances previously tied to these terminated interest rate swaps are presented in the FHLB advances column as maturing in fiscal year 2022.

	Term Borrowings Amount
Maturity by	FHLB	Interest rate	Contractual	Effective
Fiscal Year	Advances	swaps(1)	Rate	Rate(2)
	(Dollars in thousands)
2021	$—	$440,000	0.33%	2.84%
2022	200,000	—	0.35	0.35
2023	300,000	—	1.70	1.81
2024	100,000	—	3.39	3.39
2025	250,000	—	1.82	1.94
2026	200,000	—	0.95	1.35
2027	100,000	—	0.76	1.24
	$1,150,000	$440,000	1.12	1.94

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $440.0 million to hedge the variability in cash flows associated with the advances. These advances are presented based on their contractual maturity dates and will be renewed periodically until the maturity or termination of the interest rate swaps. The expected WAL of the interest rate swaps was 3.9 years at March 31, 2021.
(2)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/business and public unit amounts, and term borrowings for the next four quarters as of March 31, 2021.

	Retail/ Business		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount(1)	Rate	Total	Rate
	(Dollars in thousands)
June 30, 2021	$370,606	1.41%	$86,691	0.31%	$—	—%	$457,297	1.20%
September 30, 2021	333,429	1.29	87,958	0.56	75,000	2.99	496,387	1.42
December 31, 2021	345,989	1.20	49,561	0.35	200,000	0.35	595,550	0.84
March 31, 2022	297,696	1.26	17,376	0.89	—	—	315,072	1.24
	$1,347,720	1.29	$241,586	0.45	$275,000	1.07	$1,864,306	1.15

(1)The maturity date for FHLB advances tied to interest rate swaps is based on the maturity date of the related interest rate swap. The term borrowings maturing in the December 31, 2021 quarter with a repricing rate of 0.35% are adjustable-rate advances that were previously tied to the terminated interest rate swaps discussed above. Of the $200.0 million maturing in the December 31, 2021 quarter, $100.0 million was prepaid in April 2021 and replaced with $100.0 million of advances with a weighted average rate of 0.69% and a weighted average term of 3.5 years. Management may prepay the remaining $100.0 million during the June 30, 2021 quarter.

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. FHLB advances are presented at par. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	March 31, 2021			December 31, 2020			September 30, 2020			June 30, 2020
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,740,000	2.26%	3.0	$1,790,000	2.31%	3.0	$1,990,000	2.29%	2.9	$2,090,000	2.25%	3.0
Maturities and prepayments:
FHLB advances	(315,000)	2.20		(350,000)	2.40		(440,000)	2.49		(200,000)	2.35
Repurchase agreements	—	—		—	—		(100,000)	2.53		—	—
New FHLB borrowings:
Fixed-rate	100,000	1.24	6.0	100,000	1.09	5.0	—	—	—	—	—	—
Interest rate swaps(1)	65,000	2.65	3.1	200,000	2.63	1.5	340,000	2.73	3.5	100,000	3.20	8.0
Ending balance	$1,590,000	1.94	3.3	$1,740,000	2.26	3.0	$1,790,000	2.31	3.0	$1,990,000	2.29	2.9

	For the Six Months Ended
	March 31, 2021			March 31, 2020
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,790,000	2.31%	3.0	$2,140,000	2.38%	2.6
Maturities and prepayments:
FHLB advances	(665,000)	2.30		(765,000)	2.43
New FHLB borrowings:
Fixed-rate	200,000	1.16	5.5	450,000	1.76	4.8
Interest rate swaps(1)	265,000	2.63	1.9	265,000	2.58	2.9
Ending balance	$1,590,000	1.94	3.3	$2,090,000	2.25	3.0

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At March 31, 2021, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(652.3) million, or (6.7)% of total assets, compared to $86.8 million, or 0.9% of total assets, at December 31, 2020. The decrease in the one-year gap amount was due primarily to higher interest rates as of March 31, 2021 compared to December 31, 2020. As interest rates increase, borrowers have less economic incentive to refinances their mortgages and agency debt issuers have less economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates, resulting in lower projected cash flows on these assets. In addition, the decrease was due to an increase in non-maturity deposits during the quarter. In the Bank's interest rate risk model, short-term increases in non-maturity deposits are assumed to be unstable and thus are not considered to be long-term core deposits. As a result, these deposits are assumed to reprice in the short term. This resulted in an increase in the amount of liabilities repricing in the one-year horizon.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates, but did increase this quarter, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of March 31, 2021, the Bank's one-year gap is projected to be $(1.32) billion, or (13.6)% of total assets. The decrease in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily due to lower repayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(995.3) million, or (10.36)% of total assets, if interest rates were to have increased 200 basis points as of December 31, 2020.

During the current quarter, loan repayments totaled $606.9 million and cash flows from the securities portfolio totaled $112.5 million. The majority of these cash flows were reinvested into new loans and securities at current market interest rates. Total cash flows from term liabilities that matured and/or repriced into current market interest rates during the current quarter were $542.6 million, including $150.0 million in term borrowings. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of March 31, 2021 was 2.3 years. However, including the impact of interest rate swaps related to $440.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of March 31, 2021 was 3.3 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

In addition to these wholesale strategies, the Bank has benefited from an increase in non-maturity deposits. As market interest rates rise, rates paid on non-maturity deposits are not expected to increase as quickly. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout previous interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. Additionally, as we expand the commercial banking business, we expect to have the ability to obtain lower-costing commercial deposits, which could be used to reduce the cost of funds by replacing FHLB borrowings and wholesale deposits.

With the significant decrease in interest rates during calendar year 2020, the Bank decreased its rates on certificates of deposit and money market accounts on pace with competitors in its market areas. The Bank will continue to adjust rates as market conditions allow.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of March 31, 2021. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$546,023	0.56%	3.6	26.0%	5.9%
MBS - fixed	1,389,393	1.46	4.3	66.3	14.9
MBS - adjustable	160,508	2.24	3.5	7.7	1.7
Total securities	2,095,924	1.28	4.0	100.0%	22.5
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,233,559	2.78	3.8	17.6%	13.3
> 15 years	4,142,479	3.46	6.1	59.3	44.5
Fixed-rate commercial	440,168	4.29	4.2	6.3	4.7
All other fixed-rate loans	42,361	4.29	6.3	0.6	0.5
Total fixed-rate loans	5,858,567	3.39	5.5	83.8	63.0
Adjustable-rate one- to four-family:
<= 36 months	175,872	1.98	5.0	2.5	1.9
> 36 months	518,858	2.92	3.5	7.4	5.6
Adjustable-rate commercial	354,846	4.23	6.8	5.1	3.8
All other adjustable-rate loans	85,016	4.26	2.4	1.2	0.9
Total adjustable-rate loans	1,134,592	3.29	4.7	16.2	12.2
Total loans receivable	6,993,159	3.37	5.4	100.0%	75.2
FHLB stock	74,464	5.15	2.3		0.8
Cash and cash equivalents	139,472	0.09	—		1.5
Total interest-earning assets	$9,303,019	2.87	5.0		100.0%

Non-maturity deposits	$3,671,841	0.13	5.7	55.2%	44.6%
Retail/business certificates of deposit	2,730,354	1.55	1.3	41.1	33.1
Public unit certificates of deposit	248,670	0.45	0.4	3.7	3.0
Total deposits	6,650,865	0.73	3.7	100.0%	80.7
Term borrowings	1,590,000	1.94	3.3		19.3
Total interest-bearing liabilities	$8,240,865	0.96	3.6		100.0%

Average Balance Sheets
The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Six Months Ended
	March 31, 2021			March 31, 2020
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,177,836	$97,557	3.16%	$6,568,525	$117,199	3.57%
Commercial loans	768,552	17,963	4.62	762,799	18,652	4.81
Consumer loans	106,371	2,459	4.64	128,491	3,676	5.72
Total loans receivable(1)	7,052,759	117,979	3.34	7,459,815	139,527	3.73
MBS(2)	1,372,531	11,139	1.62	926,969	11,968	2.58
Investment securities(2)(3)	448,595	1,312	0.58	282,759	2,889	2.04
FHLB stock	81,332	2,020	4.98	99,128	3,540	7.14
Cash and cash equivalents	180,242	91	0.10	133,908	1,067	1.57
Total interest-earning assets	9,135,459	132,541	2.90	8,902,579	158,991	3.56
Other non-interest-earning assets	449,883			441,199
Total assets	$9,585,342			$9,343,778

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,409,870	407	0.06	$1,096,466	351	0.06
Savings	460,252	136	0.06	361,592	153	0.08
Money market	1,508,935	2,222	0.30	1,190,938	4,044	0.68
Retail/business certificates	2,749,596	23,094	1.68	2,686,028	28,215	2.10
Wholesale certificates	256,123	737	0.58	286,328	3,003	2.10
Total deposits	6,384,776	26,596	0.84	5,621,352	35,766	1.27
Borrowings(4)	1,690,363	19,059	2.25	2,204,903	25,860	2.33
Total interest-bearing liabilities	8,075,139	45,655	1.13	7,826,255	61,626	1.57
Other non-interest-bearing liabilities	227,189			194,698
Stockholders' equity	1,283,014			1,322,825
Total liabilities and stockholders' equity	$9,585,342			$9,343,778

Net interest income(5)		$86,886			$97,365
Net interest rate spread(6)			1.77			1.99
Net interest-earning assets	$1,060,320			$1,076,324
Net interest margin(7)			1.90			2.19
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.14x

Selected performance ratios:
Return on average assets (annualized)			0.82%			0.57%
Return on average equity (annualized)			6.13			4.05
Average equity to average assets			13.39			14.16
Operating expense ratio(8)			1.25			1.13
Efficiency ratio(9)			57.19			48.97

	For the Three Months Ended
	March 31, 2021			December 31, 2020
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,134,527	$47,552	3.10%	$6,220,204	$50,005	3.22%
Commercial loans	766,972	8,559	4.46	770,096	9,404	4.78
Consumer loans	102,613	1,174	4.64	110,048	1,285	4.65
Total loans receivable(1)	7,004,112	57,285	3.27	7,100,348	60,694	3.41
MBS(2)	1,444,554	5,429	1.50	1,302,074	5,710	1.75
Investment securities(2)(3)	466,077	629	0.54	431,493	683	0.63
FHLB stock	77,391	951	4.98	85,187	1,069	4.99
Cash and cash equivalents	158,544	40	0.10	201,468	51	0.10
Total interest-earning assets	9,150,678	64,334	2.81	9,120,570	68,207	2.98
Other non-interest-earning assets	446,265			453,422
Total assets	$9,596,943			$9,573,992

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,459,964	183	0.05	$1,360,864	223	0.07
Savings	477,985	69	0.06	442,906	68	0.06
Money market	1,543,911	1,038	0.27	1,474,720	1,184	0.32
Retail/business certificates	2,753,439	10,917	1.61	2,745,836	12,178	1.76
Wholesale certificates	260,712	322	0.50	251,634	414	0.66
Total deposits	6,496,011	12,529	0.78	6,275,960	14,067	0.89
Borrowings(4)	1,603,459	8,732	2.19	1,775,380	10,327	2.30
Total interest-bearing liabilities	8,099,470	21,261	1.06	8,051,340	24,394	1.20
Other non-interest-bearing liabilities	213,602			240,476
Stockholders' equity	1,283,871			1,282,176
Total liabilities and stockholders' equity	$9,596,943			$9,573,992

Net interest income(5)		$43,073			$43,813
Net interest rate spread(6)			1.75			1.78
Net interest-earning assets	$1,051,208			$1,069,230
Net interest margin(7)			1.88			1.92
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.13x

Selected performance ratios:
Return on average assets (annualized)			0.85%			0.79%
Return on average equity (annualized)			6.37			5.90
Average equity to average assets			13.38			13.39
Operating expense ratio(8)			1.36			1.13
Efficiency ratio(9)			58.78			55.37

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $8.3 million and $16.1 million for the six months ended March 31, 2021 and March 31, 2020, respectively, and $7.5 million and $9.1 million for the quarters ended March 31, 2021 and December 31, 2020, respectively.
(4)The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(5)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(6)Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(8)The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(9)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.